Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	Sandy Smith Investor Relations 617-444-2804 ssmith@akamai.com

AKAMAI ANNOUNCES MANAGEMENT CHANGE

CAMBRIDGE, MA – March 23, 2004 – Akamai Technologies, Inc. (NASDAQ: AKAM), the global leader in distributed computing solutions and services, today announced that Michael A. Ruffolo, the company’s Chief Operating Officer, will be leaving Akamai, effective April 9th. No replacement will be named, and members of Akamai’s senior management team, including George H. Conrades, Chairman and CEO, Paul Sagan, President, and Robert Hughes, Vice President of Global Sales and Services, will assume Ruffolo’s responsibilities.

In addition to remaining very active on technology company boards, Ruffolo will focus on investing in early stage companies and provide consulting for companies that need turnaround and restructuring expertise.

“While we are sorry to see Mike go, we are deeply grateful for his strong leadership and operational skills during a very critical business transformation at Akamai,” Conrades said. “Akamai is well-positioned for success and we appreciate Mike’s many contributions. We wish him well in his new endeavors and thank him for helping establish Akamai as a market-driven, technology leader.”

“Akamai is a strong company getting stronger every day,” Ruffolo said. “I am proud of our tremendous progress over the past three years and leave confident about the company’s future prospects.”

About Akamai

Akamai® is the global leader in distributed computing solutions and services, making the Internet predictable, scalable, and secure for conducting profitable e-business. The Akamai on demand platform enables customers to easily extend their Web operations – with full control – anywhere, anytime, without the cost of building out infrastructure. Headquartered in Cambridge, Massachusetts, Akamai serves hundreds of today’s most successful enterprises and government agencies around the globe. Akamai is The Business Internet. For more information, visit www.akamai.com.

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